                      EMPLOYMENT AND CONSULTING AGREEMENT
                      -----------------------------------

                THIS EMPLOYMENT AND CONSULTING AGREEMENT (this "Agreement") is made at Cleveland, Ohio, as of February 15, 1995, between KeyCorp, an Ohio corporation ("KeyCorp"), and VICTOR J. RILEY, JR. ("Riley").

                WHEREAS, KeyCorp and Riley are parties to an employment agreement dated as of December 20, 1993 (as amended, the "Prior Agreement"), and they now desire to modify certain of the terms pursuant to which Riley will provide services to KeyCorp as an employee, officer, and director through December 31, 1995 and as an independent contractor and director from January 1, 1996 through December 31, 1998;

                NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, KeyCorp and Riley agree as follows:

                                   ARTICLE 1
                                   ---------
                             Employment During 1995
                             ----------------------
                1.1 EMPLOYMENT. KeyCorp hereby agrees to continue to employ Riley, and Riley agrees to continue to serve as an employee of KeyCorp, during the period from the date hereof through December 31, 1995 (the "Employment Period"), in the capacity of Chief Executive Officer of KeyCorp with the duties and responsibilities that are specified in the Regulations of KeyCorp. During the Employment Period, Riley also shall serve as Chairman of the Board of Directors of KeyCorp (the "Board") and Chairman of the Executive Committee of the Board (the "Executive Committee").

                1.2 DUTIES DURING THE EMPLOYMENT PERIOD. Riley shall devote his full business time, attention, and best efforts to the affairs of KeyCorp and its subsidiaries during the Employment Period; PROVIDED, HOWEVER, that Riley may engage in other activities, such as activities involving professional, charitable, educational, religious, and similar types of organizations, speaking engagements, membership on the board of directors of other organizations, and similar type activities to the extent that such other activities do not inhibit or prohibit the performance of Riley's duties under this Agreement or conflict in any material way with the business of KeyCorp and its subsidiaries.

                1.3  COMPENSATION FOR SERVICES DURING EMPLOYMENT PERIOD.

                1.3.1 BASE ANNUAL SALARY. During the Employment Period, KeyCorp will pay to Riley, as base compensation, salary at the rate of $825,000 per annum, to be paid in substantially equal installments in accordance with KeyCorp's payroll practice.

                1.3.2 ANNUAL BONUS. Riley is a participant in the KeyCorp Short Term Incentive Compensation Plan (the "Short Term Plan") for 1994 and will be a participant in the Short Term Plan for 1995. Riley's participation in the Short Term Plan for both 1994 and 1995 shall be governed by the provisions of the Short Term Plan.

                1.3.3 PARTICIPATION IN KEYCORP LONG TERM CASH INCENTIVE COMPENSATION PLAN. Riley is a participant in KeyCorp's Long Term Cash Incentive Compensation Plan (the "Long Term Plan") for the 1994-1996 Compensation Cycle and will be a participant in the Long Term Plan for the 1995-1997 Compensation Cycle. Riley's participation in the Long Term Plan for both the 1994-1996 and the 1995-1997 Compensation Cycles shall be governed by the provisions of the Long Term Plan.

                1.3.4 1994-1995 PERFORMANCE UNIT PLAN FOR MR. RILEY. Riley is entitled to the benefits of the 1994-1995 Performance Unit Plan for Mr. Riley, a copy of which is attached hereto as Exhibit A.

                1.3.5 SPECIAL PROVISION CONCERNING CHANGES IN LAWS. Except as covered by Article 6 hereof, if there are any changes in present or future Federal or state laws which limit or cap incentive compensation payable to Riley under Sections 1.3.2, 1.3.3, and 1.3.4, Riley will, to the extent permitted by applicable law, be compensated in an appropriate form as if said limit or cap did not exist.

                                   ARTICLE 2
                                   ---------
             Services as an Independent Contractor During 1996-1998
             ------------------------------------------------------

                2.1 SERVICES. Following termination of his employment with KeyCorp as scheduled on December 31, 1995 and thereafter during the period from January 1, 1996 through December 31, 1998 (the "Independent Contractor Period"), Riley shall serve as Chairman of the Board and as Chairman of the Executive Committee. During the Independent Contractor Period, Riley shall be a director of, and an independent contractor performing specified services for, KeyCorp and he shall not hold any officer or employee position at KeyCorp or at any subsidiary of KeyCorp. Under KeyCorp's Regulations, the positions of Chairman of the Board and Chairman of the Executive Committee are strictly director positions and are not officer positions from and after the date Riley ceases to be Chief Executive Officer.

                2.2 DUTIES DURING THE INDEPENDENT CONTRACTOR PERIOD. During the Independent Contractor Period, Riley's duties as Chairman of the Board shall be to preside at meetings of the Board and at the Annual Shareholders' Meeting of KeyCorp and his duties as Chairman of the Executive Committee shall be to preside at meetings of that committee. In addition, as an independent contractor, Riley shall perform such other duties as he may be specifically requested to perform by the Board or by KeyCorp's Chief Executive Officer, but only if Riley, in his sole discretion, expressly agrees to perform such duties, Riley being under no obligation to agree to perform any such additional duties; neither the Board nor KeyCorp's Chief Executive Officer shall control either the time or times (outside of Board or Executive Committee meetings) at which, or the manner in which, Riley performs services during the Independent Contractor Period, all such matters being left to Riley's sole discretion.

                2.3 COMPENSATION DURING THE INDEPENDENT CONTRACTOR PERIOD. As base compensation for services to be rendered during the Independent Contractor Period, KeyCorp will pay to Riley the sum of $600,000 per annum (inclusive of KeyCorp's regular retainer and fees payable to nonemployee directors) payable in equal monthly installments of $50,000 each. During the Independent Contractor Period Riley will not be in KeyCorp's incentive compensation plans or other compensation programs for executives. KeyCorp will pay to Riley incentive compensation for services rendered during the Independent Contractor Period in such amounts, if any, as the Compensation and Organization Committee (the "C&O Committee") may determine in its sole discretion.

                                  ARTICLE 3
                                  ---------
                                   Benefits
                                   --------

                3.1 BENEFITS. KeyCorp shall pay and provide to Riley the amounts and benefits provided for in the various subsections of this Section
3.1 at the time or times and otherwise as provided in those various subsections.

                3.1.1 REGULAR REIMBURSED BUSINESS EXPENSES. KeyCorp shall reimburse Riley for all expenses and disbursements reasonably incurred by him in the performance of his duties under this Agreement.

                3.1.2 SERP. KeyCorp shall provide to Riley a retirement benefit determined under the Supplemental Retirement Benefit Plan for Key Executives of the former KeyCorp, a New York corporation ("Old Key"), as such plan was in effect immediately before the merger (the "Merger") on March 1, 1994 of Old Key into KeyCorp (theretofore known as "Society Corporation").

                3.1.3 SUPPLEMENTAL DEATH BENEFITS. KeyCorp will provide supplemental death benefits under the circumstances and in accordance with the provisions of the Agreement attached hereto as Exhibit B between Riley and First Commercial Banks Inc. (KeyCorp being a successor by merger to Old Key which was formerly known as First Commercial Banks Inc.), with KeyCorp being deemed to be the "Corporation" for purposes of such Agreement.

                3.1.4 VACATION; SICK LEAVE. During the Employment Period, Riley shall be entitled to reasonable paid annual vacation periods and to reasonable sick leaves.

                3.1.5 OTHER BENEFITS. During the period Riley is an employee of KeyCorp, Riley shall be entitled to participate in all employee benefit plans and arrangements of KeyCorp applicable to its senior executive officers, subject to meeting eligibility provisions and without, in any case, duplicating any benefits otherwise provided for in this Agreement. During the Independent Contractor Period, so long as Riley is a director of KeyCorp, Riley shall be entitled to participate in all director plans and arrangements of KeyCorp applicable to its directors, except as otherwise provided in this Agreement and without, in any case, duplicating any benefits otherwise provided for in this Agreement.

                3.1.6 INDEMNIFICATION. KeyCorp will indemnify Riley and his legal representatives, to the fullest extent permitted by the laws of the State of Ohio and the existing Regulations of KeyCorp or any other applicable laws or the provisions of any other corporate or governing document of KeyCorp, including without limitation, the agreement pursuant to which Old Key, was merged with and into KeyCorp on March 1, 1994, and Riley shall be entitled to the protection of any insurance policies KeyCorp may elect to maintain generally for the benefit of its directors and officers, against all losses, claims, damages, costs, charges, expenses, liabilities, judgments, or settlement amounts whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit, or proceeding to which he or his legal representatives may be made a party by reason of his being or having been a director or officer of KeyCorp, Old Key, or any subsidiary of KeyCorp or Old Key or by reason of his being or having been a director or officer of any other corporation or entity at the request of KeyCorp or Old Key. KeyCorp shall, upon request by Riley, promptly advance or pay any amounts for costs, charges, or expenses (including, without limitation, legal fees and expenses incurred by counsel retained by Riley) in respect of his right to indemnification hereunder, subject to KeyCorp's Regulations and applicable law.

                3.1.7 GROSS-UP PAYMENT. If any payment or other benefit paid or provided to Riley by KeyCorp (a "Payment") is subject to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended, KeyCorp shall pay to Riley no later than 30 days before the due date (without regard to any extensions thereof) for payment of the Excise Tax, an additional amount (a "Gross-Up Payment") that, when added to the Payment and reduced by the sum of (x) the amount of the Excise Tax imposed on both the Payment and the Gross-Up Payment and (y) the amount of all federal, state, and local income and employment taxes imposed on the Gross-Up Payment at the maximum marginal rates then in effect, results in the receipt by Riley of an amount equal to the amount of the Payment. If the amount of the Excise Tax that Riley paid in connection with any Payment or Gross-Up Payment is subsequently determined by the Internal Revenue Service (the "IRS") to be greater than the amount of Riley's actual Excise Tax liability, Riley shall repay to KeyCorp at the time that the amount of the actual Excise Tax liability is finally determined the amount of the Gross-Up Payment attributable to such overpayment, plus interest on the amount of such overpayment at the applicable federal rate (as defined in section 1274(d) of the Code). If the amount of Excise Tax that Riley paid in connection with any Payment or Gross-Up Payment is subsequently determined by the IRS to be less than the amount of Riley's actual Excise Tax liability, KeyCorp shall make an additional Gross-Up Payment in respect of such underpayment (and in respect of any interest and penalties payable by Riley to the IRS with respect to such underpayment) at the time that the amount of the actual Excise Tax liability is finally determined.

                3.1.8 LEGAL EXPENSES. KeyCorp shall reimburse Riley for all reasonable legal fees and expenses incurred by Riley as a result of his enforcing any right or benefit provided by this Agreement.

                3.2 BENEFICIARY PROVISION. All benefits payable by KeyCorp by reason of Riley's death shall be paid to that person or persons (the "Designated Beneficiary") who shall be so designated by Riley in a letter of instructions addressed to and delivered to KeyCorp. Such instrument may provide for one or more contingent beneficiaries who shall in order of priority become the Designated Beneficiary in the event any prior Designated Beneficiary shall predecease Riley. Riley may at any time and from time to time change the Designated Beneficiary by delivering to KeyCorp a further letter of instruction pursuant to this Section. In the absence of a surviving Designated Beneficiary, any death benefits shall be paid to Riley's estate.

                3.3 ANCILLARY SERVICES. KeyCorp shall provide to Riley the ancillary services specified in Exhibit C hereto at the time or times and otherwise as provided in Exhibit C hereto.

                                   ARTICLE 4
                                   ---------
                                  Termination
                                  -----------

                4.1 AT EXPIRATION OF TERM. If not otherwise terminated before that time, Riley's employment under Article 1 hereof will terminate at midnight on December 31, 1995 (the scheduled end of the Employment Period) and Riley's status as an independent contractor under Article 2 hereof will terminate at midnight on December 31, 1998 (the scheduled end of the Independent Contractor Period).

                4.2 DEATH. Riley's status as an employee or independent contractor of KeyCorp, as the case may be, will terminate immediately upon his death.

                4.3 DISABILITY. If Riley is disabled, by reason of physical or mental impairment, to such an extent that he has been unable to substantially perform his duties under this Agreement for a period of 90 consecutive days, as certified by a physician of Riley's choice, KeyCorp, during 1995, may relieve Riley of his responsibilities and duties under this Agreement, without, however, terminating his employment, and, if the disability continues or occurs after December 31, 1995, KeyCorp may terminate Riley's status as an independent contractor under Article 2 hereof, immediately upon giving notice to Riley.

                4.4 BY KEYCORP FOR "JUST CAUSE". KeyCorp may terminate Riley's employment under Article 1 hereof or his status as an independent contractor under Article 2 hereof, as the case may be, for "Just Cause," upon notice given in accordance with the last sentence of this Section 4.4, if:

                 (a) Riley is convicted of a felony,

                 (b) Riley, after notice in writing from the Board, continues to engage in activities presenting material conflicts of interest, or

                 (c) KeyCorp or any of its subsidiaries is ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend Riley's employment or status as an independent contractor and such order or directive has not been vacated or reversed upon appeal.

Any notice of termination for Just Cause under this Section 4.4 shall be given only by delivery to Riley of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire incumbent membership of the Board at a meeting of the Board called and held (after reasonable notice to Riley and an opportunity for Riley, together with Riley's counsel, to be heard before the Board) for the purpose of determining whether, in the good faith opinion of the Board, KeyCorp has Just Cause to terminate Riley's employment or his status as an independent contractor, as the case may be.

                 4.5 BY RILEY FOR "GOOD REASON". Riley may, by giving written notice to KeyCorp, terminate his employment under Article 1 hereof if, at any time during 1995, Riley is removed from, or fails to be elected or re-elected to, the positions of Chief Executive Officer, Chairman of the Board, and Chairman of the Executive Committee or KeyCorp fails to vest him with the power and authority of, or denies to him any significant duties or responsibilities attending to the status of, Chief Executive Officer.

                 4.6 BY RILEY WITHOUT GOOD REASON. Riley may terminate his status as an employee or independent contractor of KeyCorp, as the case may be, at any time upon 30 days written notice to KeyCorp.

                                   ARTICLE 5
                                   ---------
                             Effect of Termination
                             ---------------------

        5.1 COMPENSATION FOLLOWING TERMINATION BY RILEY WITHOUT GOOD REASON OR BY KEYCORP FOR JUST CAUSE. If Riley voluntarily terminates his employment during 1995 without Good Reason and without the approval of the Board or if Riley's status as an employee or independent contractor hereunder, as the case may be, is terminated by KeyCorp for Just Cause before December 31, 1998:

                 (a) KeyCorp shall pay to Riley base compensation (pursuant to Section 1.3.1 or Section 2.3 hereof, as the case may be) for the period from the date of the termination through the last day of the calendar month in which the termination occurs, and

                 (b) The provisions of Section 3.1 and the various subsections thereof shall remain in effect in accordance with their respective terms and the benefits provided for in the various subsections of
        Section 3.1 shall continue to be provided, if applicable, at the time or times and otherwise as provided in those various subsections.

       5.2 ACCELERATION OF COMPENSATION AND CONTINUATION OF BENEFITS UPON TERMINATION IN ALL OTHER CIRCUMSTANCES. If Riley's status as an employee or independent contractor of KeyCorp, as the case may be, is terminated for any reason (including, without limitation, death, disability, and whether the termination is by KeyCorp or by Riley) before the scheduled end of the Employment Period (December 31, 1995) or of the Independent Contractor Period (December 31, 1998), respectively, and Section 5.1 does not apply to the termination, KeyCorp shall pay and provide to Riley or to his Designated
Beneficiary:

                 5.2.1 BASE COMPENSATION. A lump sum equal to the base compensation not theretofore paid to Riley that would have been payable to him for the period from the date of termination through December 31, 1998 under Section 1.3.1 and/or Section 2.3 hereof if Riley had continued as an employee and independent contractor of KeyCorp through December 31, 1995 and December 31, 1998, respectively.

                 5.2.2. INCENTIVE COMPENSATION. A lump sum equal, in the aggregate, to all amounts not theretofore paid to Riley that would have become payable to him pursuant to the plans specified in Sections 1.3.2, 1.3.3, and 1.3.4 if Riley had continued as an employee of KeyCorp through December 31, 1995, and the performance of KeyCorp had been in all respects (a) at the actual levels for all relevant periods ended on or before the date of termination and
       (b) at the target levels specified in each such plan, respectively, for all relevant periods scheduled to end after the date of termination.

                 5.2.3 BENEFITS. The provisions of Section 3.1 and the various subsections thereof shall remain in effect in accordance with their respective terms and the benefits provided for in the various subsections of Section 3.1 shall continue to be provided, if applicable, at the time or times and otherwise as provided in those various subsections.

Any amount paid or benefit provided to Riley under this Section 5.2 shall satisfy the corresponding obligation that KeyCorp would have had to Riley had Riley's status as an employee or independent contractor, as the case may be, not been terminated under circumstances entitling him to payments under this
Section 5.2. Riley shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by him as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by him to KeyCorp.

                 5.3 "TERMINATION OF INDEPENDENT CONTRACTOR STATUS". For purposes of determining Riley's status under this Agreement after December 31, 1995 and on or before December 31, 1998, Riley's status as an independent contractor will be deemed to be terminated at such time as Riley ceases to be Chairman of the Board and Chairman of the Executive Committee.

                                   ARTICLE 6
                                   ---------
                  Deferral of Payment of Certain Compensation
                  -------------------------------------------

                 6.1  PRIORITY OF THIS ARTICLE 6.  To the extent that this
Article 6 provides that any compensation payable to Riley shall be deferred and paid at a later time than otherwise provided in this Agreement, the provisions of this Article 6 shall apply and the compensation shall be so deferred notwithstanding any other provision of this Agreement.

                 6.2 SECTION 162(M). For purposes of this Article 6, the term "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code (which, as amended by the Revenue Reconciliation Act of 1993, prescribes rules disallowing deductions for certain "applicable employee remuneration" to any of five specified "covered employees" of a publicly held corporation in excess of $1,000,000 per year), as from time to time amended, and the corresponding provisions of any similar law subsequently enacted, and to all regulations issued under that section and any such provisions.


                 6.3 DEFERRAL. If KeyCorp determines that, after giving effect to all applicable elective deferrals of compensation, any amount of compensation (including any base salary and any incentive compensation payable under any incentive compensation plan in which Riley is a participant) otherwise payable to Riley under this Agreement at any particular time (the "Scheduled Time"),

                (a) would not be deductible by KeyCorp if paid at the Scheduled Time by reason of the disallowance rules of Section 162(m), and

                (b) would be deductible by KeyCorp if deferred until and paid on April 15, 1996 (three and one half months after Riley is scheduled to cease to be an employee of KeyCorp),

that amount of compensation shall be deferred until, and paid on, April 15, 1996.

          6.4 EARLY PAYOUT OF DEFERRED AMOUNT IF DEFERRAL IS DETERMINED TO BE INEFFECTIVE. If any amount of compensation is deferred under Section 6.3 with the expectation that it will be deductible by KeyCorp if paid on April 15, 1996, and KeyCorp later determines that the compensation will not be deductible by KeyCorp even if payment thereof is deferred until April 15, 1996, then, within three months of the date on which that determination is made, the deferral with respect to that compensation shall terminate and KeyCorp shall pay that compensation to Riley.

          6.5 PAYOUT FOLLOWING TERMINATION OF EMPLOYMENT IN ALL EVENTS. On April 15, 1996, KeyCorp shall pay to Riley, in a single lump sum, all amounts of compensation that had been deferred pursuant to this Article 6 and have not previously been paid out, whether or not KeyCorp is entitled to a deduction with respect to the compensation.

          6.6 INTEREST ON DEFERRED AMOUNTS. Upon payment of any amounts of compensation deferred for any period of time pursuant to this Article 6, KeyCorp shall pay to Riley an additional amount equivalent to the interest that would have accrued on that deferred compensation if interest accrued thereon from the date on which that compensation would have been paid but for this Article 6 to the date of actual payment at a variable rate equal to the rate of interest paid on "Deferred Compensation Accounts" under the Short Term Plan.


          6.7 MISCELLANEOUS. Riley's rights with respect to payment during his lifetime of any compensation deferred under this Article 6 shall not be subject to assignment. If Riley dies before all compensation deferred under this Article 6 has been paid to him, any such unpaid compensation shall be paid, on April 15, 1996, to his Designated Beneficiary. The obligation of KeyCorp to make payments of compensation deferred pursuant to this Article 6 constitutes the unsecured promise of KeyCorp to make payments from its general assets as and when due and neither Riley nor any person claiming through him shall have, as a result of this Article 6, any lien or claim on any assets of KeyCorp that is superior to the claims of the general creditors of KeyCorp.

                                   ARTICLE 7
                                   ---------
                                 Miscellaneous
                                 -------------

          7.1 NON-DISCLOSURE. Riley shall not, at any time during the Employment Period or the Independent Contractor Period or within the two-year period thereafter, disclose, use, transfer or sell, except in the course of employment with or the provision of services as an independent contractor to KeyCorp, any confidential information or proprietary data of KeyCorp and its subsidiaries so long as such information or proprietary data remains confidential and has not been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process.

          7.2 GOVERNING LAW. This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of Ohio. If under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

          7.3 NOTICES. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person, or forty-eight (48) hours after deposit thereof in the U.S. mails, postage prepaid, for delivery as registered or certified mail, addressed, in the case of:

                 (a)  Riley, to:

                                  Mr. Victor J. Riley, Jr.
                                  127 Public Square
                                  Cleveland, OH  44114

                 (b)  KeyCorp, to:

                                  KeyCorp
                                  127 Public Square
                                  Cleveland, OH 44114
                                  Attention:  General Counsel

In lieu of personal notice or notice by deposit in the U.S. mail, a party may give notice by confirmed telegram, telex, or fax.

                 7.4 AMENDMENTS AND SUCCESSORS IN INTEREST. This Agreement may be amended but only by a subsequent written agreement of the parties. This Agreement shall be binding upon and shall inure to the benefit of Riley, Riley's heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of KeyCorp and its successors. KeyCorp shall require any successor to or acquiror of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of KeyCorp to expressly assume and agree to perform this Agreement in the same manner and to the same extent that KeyCorp would be required and perform it as if no such succession had taken place.

                 7.5 WITHHOLDING TAXES. All amounts payable to Riley under this Agreement with respect to his services as an employee of KeyCorp shall be subject to applicable withholding of income, wage, and other taxes.

                 7.6 CLAIMS AND DENIALS. All claims by Riley for benefits under this Agreement shall be directed to and determined by the C&O Committee and shall be in writing. Any denial by the C&O Committee of a claim for benefits under this Agreement shall be delivered to Riley in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The C&O Committee shall afford a reasonable opportunity to Riley for a review of the decisions denying a claim and shall further allow Riley to appeal to the C&O Committee a decision of the C&O Committee within 60 days after notification by the C&O Committee that Riley's claim has been denied.

                 7.7 ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in the State of Ohio, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The expenses of such arbitration shall be borne by KeyCorp.

                 7.8 TERMINATION OF PRIOR EMPLOYMENT AGREEMENTS. This Agreement supersedes any and all prior agreements between Riley and KeyCorp on the subject matter hereof including, without limitation, the Prior Agreement, except that the provisions of Section 8 of the Prior Agreement (dealing with deferral of certain compensation) shall continue to apply according to its terms to any compensation payable to Riley that is not subject to Section 6 of this Agreement (also dealing with deferral of certain compensation).

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.


                                ___________________________________
                                VICTOR J. RILEY, JR.

                                KEYCORP

                                By:________________________________
                                Roger Noall
                                Senior Executive Vice President and
                                Chief Administrative Officer

                                List of Exhibits

Exhibit A             1994-1995 Performance Unit Plan for Mr. Riley

Exhibit B             Agreement between Riley and First Commercial Banks Inc.

Exhibit C             Ancillary Services

                                   EXHIBIT A


                                    KEYCORP
                 1994-1995 PERFORMANCE UNIT PLAN FOR MR. RILEY



        This KeyCorp 1994-1995 Performance Unit Plan for Mr. Riley (the "Plan") has been adopted by KeyCorp to satisfy KeyCorp's obligations under the Employment Agreement between KeyCorp and Mr. Riley dated as of December 20, 1993, as amended by a new Employment and Consulting Agreement dated as of February 15, 1995.

                          1. DEFINITIONS.  For purposes of the Plan:

       "Earnings" means for a period net income adjusted for the effects of unusual events (such as gains or losses from the sales of subsidiaries or deposits in excess of three percent of average assets or other similar extraordinary items), all as determined, in its sole discretion, by the Compensation and Organization Committee of the Board (the "Committee").

       "Efficiency Ratio" means for a period the quotient of (a) noninterest expense (excluding merger and integration charges and other nonrecurring charges) divided by (b) the sum of taxable equivalent net interest income and other noninterest income (excluding securities gains and certain gains on asset sales), all as determined, in its sole discretion, by the Committee. The Efficiency Ratio for 1994 and for 1995, respectively, shall be added together and divided by two to determine the Efficiency Ratio for the Plan Cycle.

       "Performance Unit" means a unit of measurement equivalent to one thousand dollars.

       "Plan Cycle" means the period beginning on January 1, 1994 and ending on December 31, 1995.

       "Return on Average Total Assets" means for a period the quotient of (a) Earnings divided by (b) average total assets, all as determined, in its sole discretion, by the Committee. The Return on Average Total Assets for 1994 and for 1995, respectively, shall be added together and divided by two to determine the Return on Average Total Assets for the Plan Cycle.

       "Return on Average Common Equity" means for a period the quotient of
       (a) Earnings less applicable preferred stock dividends divided by (b) average common shareholders' equity for the period, all as determined, in its sole discretion, by the Committee. The Return on Average Common Equity for 1994 and for 1995, respectively, shall be added together and divided by two to determine the Return on Average Common Equity for the Plan Cycle.

                    2. PERFORMANCE OBJECTIVES. The target levels of performance by KeyCorp during the Plan Cycle (the "Performance Objectives") are as follows:

                    Return on Average Total Assets                   1.15%

                    Return on Average Common Equity                  17.00%

                    Efficiency Ratio                                 60.00%

                    3. PERFORMANCE UNITS AWARDED. Upon adoption of the Plan, Mr. Riley has been awarded 666.6 Performance Units. Of the total number of
666.6 Performance Units, 222.2 have been awarded with respect to Return on Average Total Assets, 222.2 have been awarded with respect to Return on Average Common Equity, and 222.2 have been awarded with respect to Efficiency Ratio.

                    4. PERFORMANCE PAYOUT SCALES. The percentage of the value of the Performance Units relating to each of the three Performance Objectives that may be paid to Mr. Riley pursuant to Section 6 hereof, together with the related payout amounts, upon achievement of varying levels of performance by KeyCorp in meeting or exceeding the Performance Objectives over the Plan Cycle shall be as set forth below in the three separate "Performance Payout Scales" in Subsections 4.1, 4.2, and 4.3, respectively.

                    4.1  With respect to Return on Average Total Assets:

                               ROA                  % PAYOUT          $ PAYOUT
          Threshold            1.00%                70%               $155,600
                               1.05%                80%               $177,800
                               1.10%                90%               $200,000
          TARGET               1.15%                100%              $222,200
                               1.20%                125%              $277,800
                               1.25%                150%              $333,400
          Maximum              1.30%                175%              $388,900

                    4.2  With respect to Return on Average Common Equity:

                               ROE                  % PAYOUT          $ PAYOUT
          Threshold            16.00%               70%               $155,600
                               16.40%               80%               $177,800
                               16.70%               90%               $200,000
          TARGET               17.00%               100%              $222,200
                               17.30%               125%              $277,800
                               17.70%               150%              $333,400
          Maximum              18.00%               175%              $388,900

                    4.3  With respect to Efficiency Ratio:

                                RATIO                % PAYOUT          $ PAYOUT
           Threshold            61.00%               50%               $111,200
                                60.70%               65%               $144,400
                                60.40%               80%               $177,800
           TARGET               60.00%               100%              $222,200
                                59.00%               120%              $266,600
                                58.00%               140%              $311,200
           Maximum              57.00%               160%              $355,600

If performance with respect to any particular Performance Objective falls short of the threshold shown, no amount will be paid with respect to that Performance Objective. If performance with respect to any particular Performance Objective exceeds the maximum shown, the amount payable pursuant to Section 6 with respect to that Performance Objective will be equal to the maximum payout shown. In the case of performance falling between any two points on any of the Performance Payout Scales, the amount payable pursuant to Section 6 with respect to that Performance Objective shall be determined by a straight-line interpolation between those two points.

                    5. MINIMUM ASSET QUALITY REQUIREMENT. No payment shall be made under the Plan if at the end of the Plan Cycle KeyCorp's ratio of non-performing assets to all assets falls below the 50th percentile of (a) the "Salomon Brothers 50-Bank Index" pertaining to such ratio, or (b) such replacement index or like measure as the Committee specifies if the Salomon Brothers 50-Bank Index is no longer published or is, in the opinion of the Committee, inappropriate for the Plan. The "Salomon Brothers 50-Bank Index" refers to the credit quality statistics of the 50 bank holding companies included in the Bank Stock Weekly published by Salomon Brothers Inc.

                    6. PAYMENT. If Mr. Riley remains in the employ of KeyCorp through the end of the Plan Cycle, the amount to be paid to him under the Plan shall thereupon be determined by applying the Performance Payout Scales contained in Section 4 to KeyCorp's performance during the Plan Cycle and that amount shall be paid or credited to Mr. Riley as soon as practicable, and in no event later than April 15, 1996, after approval by the Committee. If Mr. Riley does not remain in the employ of KeyCorp through the end of the Plan Cycle, the amount, if any, to be paid to him under the Plan shall be as provided in the Employment and Consulting Agreement between him and KeyCorp dated as of February 15, 1995. No payment to Mr. Riley under or on account of the Plan shall be considered as compensation under any employee benefit plan of KeyCorp, including without limitation, for purposes of any retirement or supplemental retirement plan.

                    7. DEATH OF MR. RILEY. In the event of the death of Mr. Riley prior to receipt by Mr. Riley of the amount, if any, to be paid to him under the Plan, such amount shall be paid to the person or persons designated in writing by Mr. Riley (the "Beneficiary" or "Beneficiaries") to receive payment of all or a portion of such amount in the event of Mr. Riley's death; in the event there is more than one Beneficiary, such designation shall include the proportion to be paid to each Beneficiary and indicate the disposition of such share if a Beneficiary does not survive Mr. Riley. The designation of a Beneficiary by Mr. Riley may be changed at any time prior to Mr. Riley's death by written notice signed by Mr. Riley and received by KeyCorp. The Beneficiary designation on file with KeyCorp at the time of Mr. Riley's death which bears the latest date shall govern. In the absence of a Beneficiary designation or the failure of all Beneficiaries to survive Mr. Riley, any amount payable under the Plan shall be paid to Mr. Riley's estate.

                    8. NON-ALIENATION OF BENEFITS. Mr. Riley shall not assign, sell, encumber, transfer, or otherwise dispose of any rights or interests under the Plan and any attempted disposition shall be null and void.

                    9. TAXES. KeyCorp shall deduct from all amounts paid under the Plan all federal, state, local, and other taxes required by law to be withheld with respect to such payments.

                    10. UNFUNDED PLAN; GOVERNING LAW. The Plan is intended to constitute an unfunded deferred compensation arrangement for Mr. Riley. The Plan shall be governed by and construed in accordance with the laws of the State of Ohio (without regard to the choice of law provisions thereof).

                    11. ADMINISTRATION. The Committee shall administer the Plan. The Committee shall interpret the Plan and make all determinations considered necessary or advisable for the administration of the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present, or acts approved in writing by all of the members of the Committee without a meeting, shall be the acts of the Committee. All decisions, actions or interpretations of the Committee shall be final, conclusive, and binding upon all parties. The Committee shall have the authority to adjust the Performance Objectives as it deems equitable in recognition of (a) extraordinary or nonrecurring events experienced by KeyCorp during the Plan Cycle, or by any subsidiary corporation whose performance is relevant to the determination of the amount of the payment under the Plan, (b) changes in applicable accounting rules or principles or changes in KeyCorp's or in any other such corporation's methods of accounting during the Plan Cycle, or
(c) the occurrence of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, combination of shares, merger, consolidation, rights offering, or any other change in the capital structure of KeyCorp, or of any other such corporation during the Plan Cycle.

                                   EXHIBIT B

                                  AGREEMENT

        AGREEMENT made the 4 day of April, 1978, between FIRST COMMERCIAL BANKS INC., a New York corporation with its principal office in the City of Albany, New York (Corporation) and VICTOR J. RILEY, JR., who resides at 110 Mohawk Drive, Schenectady, New York (Executive).

                                   RECITALS

        The Executive has been a valued employee of the Corporation for a number of years and now holds the positions of President and Chief Executive Officer. In consideration of his past services and to encourage his continued employment, the Board of Directors has approved the Corporation entering into this Agreement relating to the Executive's employment.

                                  AGREEMENT

        The parties therefore mutually agree as follows:

        1. In the event the Executive dies during active employment with the Corporation, or while retired as disabled under the Corporation's Pension Plan, the Corporation shall pay the sum of $50,000 per year, payable in monthly installments on the first day of each month beginning the first day of the first month after the month of the Executive's death, to the EXecutive's widow, MARILYN A. RILEY, if she survives him, for a period of twenty (20) years or until and including the month in which the Executive's said widow dies, whichever first occurs.

        2. If the Executive's said widow does not survive him or dies before having received 240 monthly installments pursuant to the provisions of Paragraph "1" above, the Corporation shall continue to make regular monthly payments to the trust created by agreement between Victor J. Riley, Jr., as Grantor, and Marilyn A. Riley and

National Commercial Bank and Trust Company, as trustees, until all of the Executive's children, as of the date of this Agreement, have reached the age of twenty-four (24) years or have sooner died, after which time no further payment shall be made under this Agreement. All such payments made by the Corporation to said Trust shall be held, administered and disposed of as integral parts of the principal of said Trust from the time of receipt thereof by said Trust.

        3. Nothing in this Agreement shall be deemed to obligate the Corporation to employ the Executive for any period of time or to obligate Executive to remain in the employ of the Corporation for any period of time.

        4. This Agreement is being executed and delivered in the State of New York and its validity, interpretation, performance and enforcement shall be governed by the laws of that State.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                        FIRST COMMERCIAL BANKS, INC.
                                        By:__________________________
                                        Chairman of the Board



                                        _____________________________
                                        Victor J. Riley, Jr.

                                   Exhibit C

         KeyCorp shall provide to Riley the following ancillary services during the periods of time and other conditions, indicated below.

         1.       A car during the Employment Period.

         2. A driver, who will also provide personal security services, during the Employment Period and the Independent Contractor Period.

         3. An office and an administrative assistant during the Independent Contractor Period. The office will be in a branch located in Cody, Wyoming.

         4. During the Independent Contractor Period medical insurance coverage for Riley and his spouse substantially equivalent to that provided during the Employment Period, with Riley contributing to the annual cost of that coverage the same amount as he contributes to the annual cost of medical coverage during the Employment Period.

         5. An annual physical at The Greenbrier Clinic during the Employment Period and the Independent Contractor Period.

         6. Furnished living quarters in Cleveland, Ohio during the Employment Period.

         7.       Use of a corporate jet during the Employment Period.

         8. During the Employment Period and the independent Contractor Period, use of a corporate jet (or first class air travel if for any reason a corporate jet is unavailable) when traveling in providing the services called for by this contract.

                                        -7-